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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                             ----------------------

                Date of report (Date of earliest event reported):

                                FEBRUARY 25, 2001


                           GOLF TRUST OF AMERICA, INC.
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             (Exact name of registrant as specified in its charter)


          Maryland                    000-22091                 33-0724736
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(State or Other Jurisdiction         (Commission             (I.R.S. Employer
     of Incorporation)               File Number)         Identification Number)


                  14 North Adger's Wharf, Charleston, SC 29401
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               (Address of principal executive offices) (Zip Code)


                                 (843) 723-4653
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              (Registrant's telephone number, including area code)


                                 not applicable
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         (Former name or former address, if changed since last report.)


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                                       1

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ITEM 5.  OTHER EVENTS.


BOARD APPROVAL OF PLAN OF LIQUIDATION, AEW VOTING AGREEMENT, LEGENDS TRANSACTION AND AMENDED EMPLOYMENT AGREEMENTS


     On February 25, 2001, the independent committee of our Board unanimously recommended and our Board of Directors unanimously adopted a plan of liquidation for Golf Trust of America, Inc. and our operating partnership, Golf Trust of America, L.P. The plan is the result of a thorough review of strategic alternatives that commenced in February of 2000.

     Following review of our proxy statement by the Securities and Exchange Commission (SEC), the plan of liquidation will be submitted to a vote of GTA's common stockholders by means of a proxy statement and special meeting. In accordance with the SEC's requirements, we expect to file our preliminary proxy statement for SEC review concurrently with our annual report on Form 10-K. Those filings will be available for free on the SEC web site. Once the SEC review process is complete, we will mail a copy of the definitive proxy statement to our stockholders, together with instructions on voting procedures. Stockholders should read the proxy statement carefully when it is available because it will contain important information.

     Management estimates that, if stockholders approve the plan, total liquidating distributions to common stockholders will fall within the range of $10.43 to $14.18 per share and will be paid within 12 to 24 months following stockholder approval. This estimated distribution range is based on numerous assumptions, notably including the sale prices of assets for which no definitive sale agreements or letters of intent are in place. Although management believes its assumptions are reasonable, the assumptions may prove to be inaccurate and the ultimate amount of liquidating distributions to stockholders may be reduced or delayed. One of our financial advisors, Houlihan Lokey Howard & Zukin, has estimated that you would receive between $9.53 and $13.26 per share in liquidating distributions. For a fuller description of important factors that could cause liquidating distributions to be reduced or delayed, please see "Risk Factors" below.

     In connection with the plan of liquidation, we have entered into a voting agreement with our sole preferred stockholder, AEW Targeted Securities Fund, L.P. Under the voting agreement, AEW has agreed, among other things, to vote in favor of the plan of liquidation. We have agreed, among other things, to redeem AEW's preferred stock at par as soon as practical following stockholder approval of the plan and repayment of our credit facility and other creditors. We have further agreed that following any common dividend distribution for the second quarter of 2001, we will make no further common dividend distributions without AEW's consent until the preferred stock is redeemed, unless required to maintain our REIT status.

     Also, in connection with the plan of liquidation, we have entered into a purchase and sale agreement with an affiliate of our largest lessee, Legends, to sell to that affiliate the 12.5 (eighteen-hole equivalent) golf courses leased by Legends. The agreement permits us to accept superior offers for any of the golf courses, other than the five Myrtle Beach golf courses, upon payment of a break-up fee to Legends. The agreement originally covered 13.5 golf courses but we have already accepted and closed a superior offer for the Persimmon Ridge golf course. Accordingly, up to 12.5 golf courses remain subject to the Legends agreement. Total consideration payable by Legends' for these 12.5 golf courses is valued at $112.9 million, consisting of cash, redemption of Legends' operating partnership units and, if Legends elects to receive financing from us through a loan, a secured promissory note from Legends in an amount not to exceed $5.0 million. In addition, at the closing Legends will be released from approximately $6.6 million of debt to our company, which represents all of its obligations under its working capital loans and notes payable to us, other than interest. We have the right to terminate the sale of these golf courses if stockholders do not approve the plan of liquidation. The sale is also subject to customary closing conditions. Legends is affiliated with Mr. Larry D. Young, one of our former directors.

     Because Mr. Young controls Legends and was a member of our board, a conflict of interest would have existed if Mr. Young participated in the board's decision to approve the sale of golf courses to Legends. In order to avoid such a conflict, our board created a special committee, consisting of all four of our independent directors, to review the Legends transaction. The special committee, which was aware of Mr. Young's interest in the Legends transaction, unanimously recommended that our board approve it. Mr. Young did not participate as a board member in any of the board discussions regarding the Legends agreement, and he recused himself from all board discussions after September 27, 2000. On a single occasion, Mr. Young did appear before the board in his capacity as a prospective purchaser of the Legends golf courses. The negotiations among our company, Legends and Legends' lenders were protracted and did not result in a signed purchase agreement until February 25, 2001. The agreement signed on February 25, 2001 is dated as of February 14, 2001 and is effective as of the earlier date. Mr. Young resigned from our board after the Legends agreement was approved on February 25, 2001.

     In anticipation of the board's adoption of the plan of liquidation, at the request of our board of directors, our executive officers, W. Bradley Blair, II, and Scott D. Peters, agreed to enter into revised employment agreements that could reduce the cost to our company if stockholders do not approve the plan of liquidation, and that will provide greater incentives for those officers to remain employed by the company during the liquidation.

     When our board was nearing a conclusion that it might adopt the plan of liquidation for submission to the stockholders, the compensation committee of our board determined that modifications to Messrs. Blair and Peters' employment agreements should be made. In particular, the compensation committee believed that the "change of control" definition, which had been in place in their initial employment agreements executed in February 1997 (the time of the company's IPO), should be modified for the benefit of stockholders in the context of the possible adoption of a plan of liquidation. As written, the employment agreements between the company and Messrs. Blair and Peters provided that adoption by our board of a plan of liquidation would constitute a "change of control." Upon approval of the plan of liquidation by the board, these employment agreements would have given Messrs. Blair and Peters the right to resign and receive their full severance package, comprised of full vesting of all stock options and restricted stock, severance pay and a gross-up for any excise taxes they may owe, whether or not stockholders ultimately approved the plan of liquidation. The executives were also obligors on promissory notes to our company that, according to their terms, would be forgiven following a "change of control," which was again defined to include adoption by the board of a plan of liquidation. Unless these agreements were amended, all of these benefits would have arisen upon board adoption of the plan of liquidation. Accordingly, the compensation committee of our board determined and advised the board that the company faced a substantial risk that our key executives would resign before the plan of liquidation was completed, in which case all of the above benefits would be paid even if the stockholders did not approve the plan of liquidation. After negotiations between the executives and the compensation committee, the executives agreed to amend their employment agreements in the form attached as an exhibit to this Current Report.

RISK FACTORS THAT MAY REDUCE OR DELAY OUR LIQUIDATING DISTRIBUTIONS

         We currently estimate that, if stockholders approve the plan of liquidation, total liquidating distributions to common stockholders will fall within the range of $10.43 to $14.18 per share and will be paid within 12 to 24 months following stockholder approval. However, our expectations about the amount of liquidating distributions we will make and when we will make them are based on many estimates and assumptions, one or more of which may prove to be incorrect. As a result, the actual amount of liquidating distributions we pay to our common stockholders may be more or less than we predict. One of our financial advisors, Houlihan Lokey Howard & Zukin, has estimated that you would receive between $9.53 and $13.26 per share in liquidating distributions. In addition, the liquidating distributions may be paid later than we predict. Factors that could cause actual payments to be later or lower than we expect include the following:

         OUR COMMON STOCKHOLDERS MAY NOT APPROVE THE PLAN OF LIQUIDATION.

         Approval of the plan of liquidation will require the affirmative vote of the holders of two-thirds of our outstanding common shares. This is a demanding standard and we may not be able to persuade a sufficient number of stockholders to vote in favor of the proposed plan. Not voting at all will have the effect of a vote against the plan. If stockholders do not approve the plan, we will not make any liquidating distributions.

                                       2

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IF LEGENDS OR ANY OF THE OTHER BUYERS UNDER OUR CURRENT SALE AGREEMENTS DEFAULT,
OR IF THESE SALES DO NOT OTHERWISE CLOSE, OUR LIQUIDATING DISTRIBUTIONS MAY BE DELAYED OR REDUCED.

    We have arranged for the sale of 23.5 of the 44 golf courses we own or have interests in. Of these, 15.5 are subject to binding sale agreements (including one golf course that is subject to two sale agreements pursuant to "superior offer" provisions in those agreements) and 11 are subject to non-binding letters of intent (three of which are also subject to the Legends agreement pursuant to "superior offer" provisions in that agreement). All of these sales are subject to closing conditions. If the non-binding letters of intent do not progress to binding sale agreements or if any of the sale agreements fail to close because of a buyer default, failure of a closing condition or other reasons, we will have to locate new buyers for the assets, which we may be unable to do promptly or for the same purchase price or terms. We will also incur additional costs locating buyers and negotiating new sale agreements for these assets that are not included in our projections. In that event, our liquidating payments to our stockholders may be delayed or reduced.

    If the Legends agreement fails to close, because of a failure of a closing condition or for some other reason, we would need to find alternate purchasers for the 12.5 golf courses subject to that agreement. However, we may be unable to locate new buyers easily, or at all. Five of those golf courses are in the Myrtle Beach area, where the golf course supply is abundant, hotels play a critical role in driving rounds played at individual golf courses and we believe there are few potential parties willing to purchase golf courses in that market at our asking price. Two of the golf courses are located near Williamsburg, Virginia and, according to Legends' financial statements supplied to us, have not been operating profitably. Operations at the 5.5 golf courses were assumed by Legends upon the default of the original lessees. Potential buyers may be unwilling to acquire the two Virginia golf courses or the 5.5 other golf courses because of their historical lack of profitability. Thus, we may be unable to find new buyers for some or all of these 12.5 golf courses in a timely manner or without lowering the sales price. In that case, our liquidating distributions would be delayed or reduced. In addition, if the Legends agreement fails to close because of default, failure of a closing condition or other reasons, Legends may default on its participating leases of our golf courses, or other obligations to us. For reasons more fully described below, a default by Legends on its participating leases of our golf courses or other obligations to us could reduce or delay our liquidating distributions.

                                       3
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IF WE ACCEPT SUPERIOR OFFERS FOR ANY OF THE GOLF COURSES THAT ARE SUBJECT TO THE
LEGENDS AGREEMENT, AND THOSE SUPERIOR OFFERS DO NOT CLOSE, OUR PARTICIPATING LEASES OF THOSE COURSES TO LEGENDS MAY BE TERMINATED.

    As of the date this Form 8-K was filed we have the right to accept superior offers for 7.5 of the golf courses that are subject to the Legends agreement. If we elect to do so, and Legends fails to exercise its rights to make a superior counter-offer within the three day period specified in the Legends agreement, Legends' rights to purchase that course will terminate. The participating leases of 7.5 of those golf courses will terminate upon the closing of the sale of those golf courses to a third party. However, they will also terminate on the 30th day after the closing of the Legends transaction, whether or not the sales of those courses to third parties have closed. Therefore we face the risk that our participating leases of those courses terminate, but that the sales of the courses to third parties do not close as a result of breach or failure to satisfy closing conditions. This will reduce or delay the amount of our liquidating distributions.

IF WE ARE UNABLE TO FIND BUYERS FOR OUR OTHER GOLF COURSES AT OUR EXPECTED SALES PRICES, OUR LIQUIDATING DISTRIBUTIONS MAY BE DELAYED OR REDUCED.

    Twenty and one-half of the golf courses we have interests in are not subject to sale agreements or letters of intent as of March 5, 2001. In calculating our projected liquidating distribution, we assumed that we will be able to find buyers for these golf courses at amounts based on our estimates of their fair market values. However, we have not obtained any independent appraisals and we may have overestimated the sales prices that we will ultimately be able to obtain for these golf courses. For example, in order to find buyers in a timely manner, we may be required to lower our asking price below our estimate of a golf course's fair value. If we are not able to find buyers for these golf courses in a timely manner or if we have overestimated the sales prices we will receive, our liquidating payments to our common stockholders may be delayed or reduced.

IF WE OVER-VALUE THE REDEMPTION OF OP UNITS AS A COMPONENT OF ANY PURCHASE PRICE, OR IF WE ARE UNABLE TO REALIZE ON THE VALUE OF A PROMISSORY NOTE TAKEN AS PART OF ANY PURCHASE PRICE, OUR LIQUIDATING DISTRIBUTIONS MAY BE REDUCED.

    In many cases, we are seeking to transfer our golf courses back to the prior owners who originally contributed them to our operating partnership. In these cases, we are generally structuring the disposition as a distribution of the golf course in redemption of the prior owner's OP units, which is his equity in our operating partnership. We consider the OP units to be the economic equivalent of shares of our common stock, because they have a substantially similar equity claim upon our assets and are convertible into our common shares. In negotiating our sales agreements, we have based the value of the OP units we would redeem on our estimates of the total liquidating distributions per OP unit. If the actual amount of the total liquidating distributions for each OP unit is less than the amount we valued the OP units at for purposes of redeeming them, the amount of our liquidating distributions to our stockholders and other OP unitholders may be less than we have estimated.

    In addition, in some golf course dispositions, we may agree to take promissory notes from the buyer as a portion of the purchase price. For example, we have agreed to accept a promissory note from Legends which will be secured by subordinate liens against the golf courses sold to Legends or its affiliates. Promissory notes can be illiquid. If we are not able to sell the promissory note without a significant discount, or if we hold it to maturity and the purchaser ultimately defaults, we may collect nothing on the note and our liquidating distributions may be reduced.

                                       4
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DECREASES IN GOLF COURSE VALUES MAY REDUCE THE AMOUNT WE CAN SELL OUR ASSETS
FOR.

    The underlying value of our interests in golf courses may be reduced by a number of factors that are beyond our control, including the following:

    - adverse changes in economic conditions;

    - the financial performance of our golf courses, which we do not control, and the ability of the lessees of our golf courses to make lease payments;

    - competition; and

    - changes in real estate tax rates and other operating expenses.

    Any reduction in the value of our golf courses would make it more difficult for us to sell our assets for the amounts that we have estimated. Reductions in the amounts that we receive when we sell our assets could decrease or delay the payment of distributions to stockholders.

WE MAY BE UNABLE TO FIND BUYERS FOR OUR INTERESTS IN GOLF COURSES BECAUSE THE PARTICIPATING LEASES MUST REMAIN IN PLACE FOLLOWING A SALE, WHICH MAY REDUCE OUR ULTIMATE SALE PROCEEDS AND CAUSE OUR LIQUIDATING DISTRIBUTIONS TO BE DELAYED OR REDUCED.

    The participating leases under which our golf courses are leased to operators have terms of up to 40 years (including extensions) and do not terminate when a golf course is sold. It may, therefore, be difficult for us to find buyers for all of our golf courses. A golf course's value to a prospective buyer, and therefore the price we receive for a golf course, may be less than if the applicable participating lease terminated upon the sale. Although we have taken these factors into account when estimating the sales price we expect to receive from our golf courses, our liquidating distributions may be delayed or reduced if we have underestimated the effect of these factors.

MOST OF OUR INTERESTS IN GOLF COURSES ARE SUBJECT TO RIGHTS OF FIRST OFFER IN FAVOR OF THE LESSEES. THIS MAY REDUCE THE AMOUNT THAT WE CAN RECEIVE WHEN WE TRY TO SELL THESE ASSETS.

    Most of our golf course participating leases give the lessees the right to purchase the golf courses on the same terms, or similar terms, that we offer to third parties, which is referred to as a right of first offer. We are also the lender on a participating mortgage secured by the Innisbrook resort, which includes four golf courses, near Tampa, Florida. Our interest in this participating mortgage is subject to a right of first offer in favor of the Innisbrook Resort. Although we have entered into a marketing agreement to sell the golf course properties securing our participating mortgage, this is non-binding. Because we cannot assure third parties that the lessees or Innisbrook Resort will not exercise their rights of first offer, potential purchasers may be unwilling to make purchase offers. These rights of first offer may reduce the amount that we will receive from the sales of our interest in these assets. Although we have tried to account for this risk in our estimates of the net sales proceeds from our assets, we may have underestimated its effect.

WE HAVE AN INTEREST IN A GOLF COURSE THAT WE CANNOT SELL WITHOUT THE CONSENT OF A THIRD PARTY. WE MAY BE UNABLE TO OBTAIN ITS CONSENT TO SELL THIS ASSET.

    We hold one of our interests in a golf course as lessee under a long-term ground lease that we cannot assign without obtaining the consent of the ground lessor under the ground lease. We have assumed that we would be able to sell our interest in that ground lease as part of our plan of liquidation. However, the ground lessor under that ground lease may require us to make concessions to it in return for giving its consent, or may not allow us to sell our interest in the ground lease at all. Either event would reduce the amount of our distributions to you.

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IF LESSEES DEFAULT UNDER THEIR PARTICIPATING LEASES OR OTHER OBLIGATIONS TO US
DURING THE LIQUIDATION PROCESS, OR IF OUR CASH FLOW DURING THE LIQUIDATION IS OTHERWISE LESS THAN WE EXPECT, OUR LIQUIDATING DISTRIBUTIONS MAY BE DELAYED OR REDUCED.

    As of March 5, 2001, we had declared lessees of 16 of our golf courses to be in default for under-payment of rent. The defaults under participating leases of
7.5 of these golf courses were subsequently cured by the lessee, the defaults under participating leases of five of these golf courses were resolved by our eviction of the lessee and we are in litigation with lessees of 3.5 of these golf courses. In calculating the amount of our estimated liquidating distributions, we assumed that we would not experience any additional lessee defaults during the liquidation process that are not subsequently cured. If we experience additional lessee defaults during the liquidation process, the resale value of the affected golf course may be less than our estimate, which would reduce our liquidating distributions. Furthermore, although we hold collateral for most of the lessees' obligations under their participating leases, the collateral may not be sufficient to cover the full amount of unpaid rent. To the extent that we receive less rent than we expect during the liquidation process, our liquidating distributions will be reduced. In addition, following an event of default, we may determine it is necessary to seek to evict the lessee and operate the golf courses ourselves upon eviction until we locate a buyer. However, it is difficult and time consuming to evict a lessee. We may also decide in the event of a lessee default to restructure the participating lease, which could require us to substantially reduce the rent payable to us under the participating lease, or make other modification that are unfavorable to us. As of the date this proxy statement was mailed, we had not agreed to take any particular course of action in connection with the participating leases that are in default, and have not agreed to restructure any of them.

    Under the tax rules applicable to REITs, we are not allowed to operate golf courses for more than 90 days following eviction of the lessee without jeopardizing our status as a REIT. At the expiration of the 90 day period, we would generally have to either sell the golf course, lease it to a new golf course operator, or reach an agreement with an independent contractor to assume management of the golf course. Management by an independent contractor is allowed until the close of the third taxable year following the taxable year in which the eviction occurred. If one of these options is not implemented at the expiration of such period, the revenues from operations at the golf course will generally be considered non-qualifying income for purposes of the REIT income tests, as set forth in the Internal Revenue Code of 1986, as amended, which we call the tax code. It is unlikely that we will be able to accept much more disqualified REIT income without jeopardizing our REIT status because the REIT rules limit the total percentage of our income that may be disqualified REIT income, and we already are receiving disqualified REIT income from our operation of five of our golf courses.

    Thus, if we foreclose upon any more leases and are unable to find a replacement lessee or reach an agreement with an independent contractor to assume management of the golf courses, we may need to cease operating the golf course 90 days after foreclosure in order to preserve our status as a REIT, in which case we would receive neither rent nor operating income from the golf course, which would cause our liquidating distributions to be reduced.

IF OUR LIQUIDATION COSTS OR UNPAID LIABILITIES ARE GREATER THAN WE EXPECT, OUR LIQUIDATING DISTRIBUTIONS MAY BE DELAYED OR REDUCED.

    Before making the final liquidating distribution, we will need to pay all of our transaction costs in the liquidation and all valid claims of our creditors. Our board may also decide to acquire one or more insurance policies covering unknown or contingent claims against us, for which we would pay a premium which has not yet been determined. None of those amounts are yet final and we have used estimates in calculating the amount of our projected liquidating distributions. To the extent that we have underestimated them in calculating our projections, our actual aggregate liquidating distributions will be lower than we have projected.

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IF WE ARE UNABLE TO RETAIN OUR KEY EXECUTIVES AND SUFFICIENT STAFF MEMBERS TO
COMPLETE THE PLAN OF LIQUIDATION IN A TIMELY MANNER, OUR LIQUIDATION DISTRIBUTIONS MAY BE DELAYED OR REDUCED.

    Our ability to complete the golf course dispositions currently under contract and to locate buyers for our other interests in golf courses and negotiate and complete those sales depend to a large extent upon the experience and abilities of W. Bradley Blair, II, who serves as our Chief Executive Officer and President, and Scott D. Peters, who serves as our Senior Vice President and Chief Financial Officer. The loss of the services of either of these individuals could materially harm our ability to complete the plan of liquidation in a timely manner and our ability to sell our assets for the projected aggregate proceeds. In order to reduce this risk, the company entered into amended and restated employment agreements with each of these executives effective as of February 25th, 2001. These amended and restated employment agreements provide significant incentives for the executives to remain with the company through the date that all of our unsecured debt has been repaid.

    Our ability to complete the plan of liquidation in a timely manner also depends on our ability to retain our non-executive employees. We currently have 13 non-executive employees, Of these employees, ten had entered into agreements with us that provided that they would receive their severance payments if they resigned within 90 days of a change of control or board adoption of a plan of liquidation, which occurred on February 25, 2001 when our board adopted the plan of liquidation. The loss of the services of any of these employees could materially harm our ability to complete the plan of liquidation in a timely manner and our ability to sell our assets for the projected aggregate proceeds. In order to reduce this risk, the company entered into new agreements with each of these employees on February 9, 2001. These new agreements remove the provision that would have entitled them to receive their severance pay if they resigned within 90 days after board adoption of a plan of liquidation. Nevertheless, once a plan of liquidation is adopted, our employees may seek other employment rather than remaining at a company in the process of winding up, even if they would lose their severance payments by accepting other employment. If we are unable to retain enough qualified staff to complete our plan of liquidation in a timely manner, the liquidating distributions will be delayed and may be reduced.

IF WE DO NOT OBTAIN OUR LENDERS' CONSENTS TO AMEND OUR SENIOR CREDIT AGREEMENTS, WE EXPECT THAT OUR LENDERS WILL CONTINUE TO ASSERT THAT WE ARE IN DEFAULT UNDER OUR SENIOR CREDIT AGREEMENTS. THIS WILL INCREASE OUR COST OF BORROWING AND RESTRICT OUR ABILITY TO IMPLEMENT THE PLAN OF LIQUIDATION. IN ADDITION, OUR LENDERS COULD ATTEMPT TO ACCELERATE OUR DEBT AND INITIATE BANKRUPTCY PROCEEDINGS AGAINST US.

    We are parties to a revolving credit agreement that permits us to borrow up to $200 million. As of March 5, 2001, we owed approximately $192.2 million under that agreement. We are also parties to a term credit agreement under which we currently owe $2.7 million. Our lenders have asserted that we are currently in default under both of these credit agreements because of our failure to comply with several covenants. As a result, we are prohibited from borrowing at a rate of interest based on the LIBOR rate, but must instead borrow at a rate of interest based on the prime rate, which results in a higher rate of interest for us. In addition, we are required to pay default interest at a rate equal to the prime rate plus 2.00% per annum. These asserted defaults increase our cost of capital, prevent us from borrowing under our revolving credit agreement, and may allow the lenders to accelerate our entire debt, rendering it due and payable. In that case, since we would be unable to repay the amount we owe to our lenders until we have sold a number of assets, we might seek bankruptcy court protection or be forced into bankruptcy. If we became debtors in a bankruptcy case, we would be unable to pursue our

                                       7
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plan of liquidation. Our company would instead be operated in accordance with federal or state bankruptcy law.

    Even if we cure the existing asserted defaults, our credit agreements contain other covenants that could be breached by our plan of liquidation. Both credit agreements have provisions that could prohibit us from liquidating or dissolving, paying dividends or making liquidating distributions while we are in default, and redeeming OP units, which we intend to do as part of some of our asset sales. Our revolving credit agreement requires us to use all of the proceeds from sales of our assets, net of closing costs, to repay obligations owed under that agreement. The maximum amount that we can borrow at any time is based on the value of our unencumbered assets, as determined by a formula in the revolving credit agreement. We are required to maintain the value of these unencumbered assets at an amount equal to or greater than 1.75 times the amount of our unsecured debt, including our borrowings under the credit agreements. As we sell our assets, the maximum amount that we can borrow under the revolving credit agreement will be reduced. As a result, we will be required to apply most or all of our net proceeds from the sale of our assets to repay obligations under our revolving credit agreement.

    We have requested that the lenders under our credit agreements amend these agreements to revise covenants that our lenders have asserted we are not in compliance with, to reduce the portion of the net proceeds from the sale of our assets that we are required to pay to them and to modify or waive covenants that could be breached if we pursue the plan of liquidation. However, they have not yet agreed to this request, and we face the risk that they will not do so. If our lenders do not agree to amend the credit agreements, we intend to pursue the plan of liquidation even though this will likely cause our lenders to assert additional defaults. In that event, we would attempt to continue to negotiate with our lenders on the terms of amendments to our credit agreements. However, we face the risk that these negotiations will not be successful. Unless we were able to reach agreement with our lenders, however, they could continue to assert that we are in default under our credit agreements. Our lenders might seek a court order to prevent us from selling our assets and/or making the distributions to our equity holders that are contemplated by the plan of liquidation. If such proceedings were successful, we would be unable to consummate the plan of liquidation. Even if such legal proceedings were unsuccessful, they would likely be expensive to defend and time-consuming for management and may reduce or delay our liquidating distributions.

PURSUING THE PLAN OF LIQUIDATION MAY CAUSE US TO FAIL TO QUALIFY AS A REIT, WHICH WOULD DRAMATICALLY LOWER THE AMOUNT OF OUR LIQUIDATING DISTRIBUTIONS.

    We value our status as a REIT under the tax code because for so long as we qualify as a REIT, we generally would not be subject to federal income tax. We do not intend to terminate our REIT status and, indeed, our charter prohibits our board from causing us to terminate our status as a REIT without first obtaining the consent of two-thirds of our stockholders. The current proposal does not authorize the board to terminate our REIT status prior to the final distribution of our assets and our dissolution. Upon final distribution of our assets and our dissolution, our existence and our REIT status will terminate. However, there is a risk that if the plan of liquidation is approved, our actions in pursuit of the plan of liquidation may unintentionally cause us to fail to meet one or more of the requirements that must be met in order to qualify as a REIT. For example, in selling our assets, we may recognize ordinary income in excess of the cash received, especially after deducting from those cash proceeds any amounts that we are contractually obligated to immediately repay to the lenders under our credit facility. The REIT rules require us to pay out a large portion of our ordinary income in the form of a dividend to stockholders. However, to the extent that we recognize ordinary income without any cash available for distribution, and if we are unable to borrow to fund the required dividend or find another alternative way to meet the REIT distribution requirements, we may fail to qualify as a REIT for that taxable year. While we will try to ensure that we comply with the requirements necessary to qualify as a

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
REIT in any taxable year, if we are unable to do so, we will, among other things (unless entitled to relief under certain statutory provisions):

    - not be allowed a deduction for dividends paid to stockholders in computing our taxable income;

    - be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates;

    - be subject to increased state and local taxes; and

    - be disqualified from treatment as a REIT for the taxable year in which we lose our qualification and for the four following taxable years.

As a result of these consequences, our failure to qualify as a REIT could substantially reduce the funds available for distribution to our stockholders.

PURSUING THE PLAN OF LIQUIDATION MAY CAUSE US TO BE SUBJECT TO FEDERAL INCOME TAX, WHICH WOULD REDUCE THE AMOUNT OF OUR LIQUIDATING DISTRIBUTIONS.

    We generally are not subject to federal income tax to the extent that we distribute to our stockholders during each taxable year (or, under certain circumstances, during the subsequent taxable year) dividends equal to our taxable income for the year. However, we are subject to federal income tax to the extent that our taxable income exceeds the amount of dividends paid to our stockholders for the taxable year. In addition, we are subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by us with respect to any calendar year are less than the sum of 85% of our ordinary income for that year, plus 95% of our capital gain net income for that year, plus 100% of our undistributed taxable income from prior years. While we intend to make distributions to our stockholders sufficient to avoid the imposition of any federal income tax on our taxable income and the imposition of the excise tax, differences in timing between the actual receipt of income and actual payment of deductible expenses, and the inclusion of such income and deduction of such expenses in arriving at our taxable income, could cause us to have to either borrow funds on a short-term basis to meet the REIT distribution requirements, find another alternative for meeting the REIT distribution requirements, or pay federal income and excise taxes. The cost of borrowing or the payment of federal income and excise taxes would reduce the funds available for distribution to our stockholders.

THE HOLDERS OF OUR PREFERRED STOCK MAY BECOME ENTITLED TO DEMAND THAT WE REDEEM THE PREFERRED STOCK. IF WE ARE UNABLE TO COMPLY WITH THAT DEMAND, THE DIVIDEND ON THE PREFERRED STOCK MAY INCREASE, WHICH WOULD REDUCE THE AMOUNT OF OUR LIQUIDATING DISTRIBUTIONS.

    We have entered into a voting agreement with the holders of our preferred stock, under which the holders have agreed to vote in favor of the plan of liquidation. Under that agreement, the holders of the preferred stock are entitled to require us to redeem the preferred stock in several circumstances. If we fail to redeem the preferred stock when required to do so, the holders of the preferred stock will be entitled to appoint two directors to our board. In addition, the dividend on the preferred stock will in most cases increase from 9.25% to 12.50%. Since the liquidation preference on the preferred stock is currently $20.0 million, this would increase the quarterly dividend on the preferred stock from $462,500 to $625,000. The increase in the dividend payable to the preferred stock will reduce the funds available for distribution to our common stockholders.

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

AN INCREASE IN THE DIVIDEND ON OUR PREFERRED STOCK PURSUANT TO THE VOTING AGREEMENT WITH THE HOLDERS OF OUR PREFERRED STOCK MAY CAUSE US TO BE SUBJECT TO FEDERAL INCOME TAX AND MAY JEOPARDIZE OUR STATUS AS A REIT.

    In order to qualify as a REIT, we must make a certain amount of distributions for each taxable year that are eligible for the dividends paid deduction. The amount of the distributions required in any taxable year is based on our taxable income for the year. In addition, as a REIT, we are not subject to United States federal corporate income tax on the portion of our taxable income that we currently distribute to our stockholders in distributions that are eligible for the dividends paid deduction. As described above, the dividend on our preferred stock may increase from 9.25% to 12.5% under certain circumstances pursuant to the voting agreement that we have entered into with the holders of our preferred stock. If we were to make dividend distributions to the holders of our preferred stock that included distributions at the increased dividend rate, we may not be able to claim the dividends paid deduction with respect to any portion of such distributions. The inability to claim the dividends paid deduction with respect to any such distributions may cause us to have to pay federal income taxes, and may cause us to lose our status as a REIT for such taxable year and subsequent taxable years. The payment of federal income taxes or the loss of our REIT status would reduce the funds available for distribution to our stockholders.

THE SALE OF OUR ASSETS MAY CAUSE US TO BE SUBJECT TO A 100% EXCISE TAX ON "PROHIBITED TRANSACTIONS," WHICH WOULD REDUCE THE AMOUNT OF OUR LIQUIDATING DISTRIBUTIONS.

    REITs are subject to a 100% excise tax on any gain from "prohibited transactions," which the tax code generally defines as sales or other dispositions of assets held for sale to customers in the ordinary course of the REIT's trade or business. The determination of whether property is held for sale to customers in the ordinary course of our trade or business is inherently factual in nature and, thus, cannot be predicted with certainty. The tax code does provide a "safe harbor" which, if all its conditions are met, would protect a REIT's property sales from being considered prohibited transactions, but we will not be able to satisfy these conditions. While we do not believe that if our stockholders approve the plan of liquidation any of our property should be considered to be held for sale to customers in the ordinary course of our trade or business, because of the substantial number of properties that would have to be sold and the active marketing that would be necessary, there is a risk that the Internal Revenue Service, commonly known as the IRS, would seek to treat some or all of the property sales as prohibited transactions, in which case the amount available for distribution to our stockholders could be significantly reduced.

IF WE SELL MORE THAN ONE-THIRD OF OUR ASSETS TO A SINGLE PERSON OR GROUP, WE MAY BE REQUIRED TO MAKE PAYMENTS OF UP TO $4.4 MILLION TO OUR EXECUTIVES TO REIMBURSE THEM FOR EXCISE TAXES THEY MAY BE REQUIRED TO PAY.

    Our company has entered into amended and restated employment agreements with
W. Bradley Blair, II, who is our president, and Scott D. Peters, who is our chief financial officer. These amended and restated employment agreements contain an excise tax gross-up provision that requires us to reimburse each executive for any excise tax imposed under Section 4999 of the Internal Revenue Code and any income taxes or excise taxes imposed on the reimbursement payments. This gross-up provision is intended to put the executives in the same after-tax position as if no excise tax had been imposed.

    The excise tax is equal to 20% of any "excess parachute payment." A payment to an employee is an excess parachute payment to the extent that total "parachute payments" to such employee equal or exceed his or her "base amount," except that the excise tax is not imposed unless the total parachute payments to such employee equal or exceed three times such employee's base amount. "Parachute payments" are compensatory payments contingent on a change in ownership or effective control of GTA or a substantial portion of its assets. The "base amount" for any employee is equal to his or her average annual compensation for the five-year period preceding the year of the triggering event, or such shorter period as the individual has been employed by us.

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
    A triggering event in the case of a plan of liquidation may occur when one person, or more than one person acting as a group, acquires--including all acquisitions during the 12-month period ending on the date of the most recent acquisition by such person or persons--assets from the corporation that have a total fair market value equal to or greater than one third of the total fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. We cannot be certain when or if a change in control as defined above will occur for GTA.

    We cannot be certain if any payments due under Mr. Blair's and Mr. Peters' amended and restated employment agreements will constitute parachute payments for purposes of the excise tax. However, if a change in control were to occur, as defined in the above paragraph, and all payments due under Mr. Blair's and Mr. Peters' amended and restated employment agreements were determined to be parachute payments, the amount of gross-up payments due Mr. Blair and Mr. Peters could be as much as $4.4 million.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (c)  EXHIBITS

         The exhibits listed on the Exhibit Index, below, are part of this current report on Form 8-K and are numbered in accordance with Item 601 of Regulation S-K.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   GOLF TRUST OF AMERICA, INC.
                                                     (Registrant)


Date: March 14, 2001                By:  /s/ W. BRADLEY BLAIR, II
                                        ----------------------------------------
                                        W. Bradley Blair, II
                                        President and Chief Executive Officer





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


                                  EXHIBIT INDEX

         Pursuant to Item 601(a)(2) of Regulation S-K, this exhibit index immediately precedes the exhibits.

EXHIBIT NO.           DESCRIPTION
-----------           ---------------------------------------------------------------------------------------------
     4.1              Plan of Liquidation and  Dissolution,  as approved by the Board of Directors of Golf Trust of
                      America,  Inc.  (GTA) on  February  25,  2001.  (Included as Exhibit A to GTA's preliminary proxy statement filed March 14, 2001 and incorporated herein by reference.)

     4.2*             Voting  Agreement,  between GTA and the holder of all of its  outstanding  shares of Series A
                      Preferred Stock, AEW Targeted Securities Fund, L.P., dated February 22, 2001.

     4.3              Voting  Agreement,  by and among GTA,  Golf Trust of  America,  L.P.,  GTA GP,  Inc.  and the
                      holders of operating partnership units named therein, dated as of February 14, 2001.

     10.1*            Purchase and Sale  Agreement,  between Golf Trust of America,  L.P.,  as seller,  and Legends
                      Golf Holding, LLC, as buyer, dated as of February 14, 2001.

     10.2             Confidentiality  and Standstill Letter Agreement between GTA and The Legends Group,  dated as of February 14, 2001.

     10.3             Second  Amendment  and Consent to the First  Amended and  Restated  Partnership  Agreement of
                      Golf Trust of America, L.P., as amended, dated as of February 14, 2001.

     10.4             Second  Amended and  Restated  Employment  Agreement  between GTA and W. Bradley  Blair,  II, dated as of February 25, 2001.

     10.5             Third Amended and Restated  Employment  Agreement  between GTA and Scott D. Peters,  dated as of February 25, 2001.

     99.1             Press  Release  issued by the Company on February  28, 2001  announcing  Board  approval of a plan of liquidation.

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment.


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